Exhibit 10.2

SURNAME RIGHTS AGREEMENT

This Surname Rights Agreement (“Agreement”) is made and entered into this 6th day of August, 2004 (“Effective Date”), by and between STEPHEN A. WYNN, an individual (hereinafter “Wynn”) and WYNN RESORTS HOLDINGS, LLC, a Nevada limited liability company, with offices at 3145 Las Vegas Boulevard South, Las Vegas, Nevada ( “Holdings”). Initially capitalized terms each have the respective meaning defined herein.

R E C I T A L S

A.	Wynn, as the former CEO of Golden Nugget Las Vegas and Mirage Resorts, developed an international reputation for building and operating beautiful and sophisticated resort hotel gaming properties known for their world-class aesthetics, amenities, and services.

B.	Holdings is a wholly-owned subsidiary of Wynn Resorts, Limited (the “Company”). Holdings was formed for the purpose of holding and administering various rights that have been and will be developed and used by the Company, its subsidiaries, its affiliates, and any joint ventures in which any of them may be participants (the Company and such entities, the “Affiliates”). Wynn is CEO of the Company.

C.	Wynn has previously granted to Holdings, pursuant to written and oral agreements, rights to use Wynn’s surname in association with the activities of the Affiliates engaged in the resort hotel casino industry.

D.	Holdings owns rights in and pending trademark and service mark applications for marks incorporating the name and mark WYNN (the “WYNN Mark”) in association with hotel/casino and stand-alone hotel or casino (including Internet and similar or successor media gaming) businesses, including businesses or amenities conducted (and merchandise offered) in connection therewith, such as facilities, meeting spaces, retail shopping, spas, golf courses, tennis facilities, and art galleries and products and services related thereto (“Resorts”). Wynn executed a consent to register the name of a living person, dated January 8, 2002, in connection with Holdings’ filings for the WYNN Mark, and Wynn has prior to or simultaneously with the execution hereof executed an assignment of the right, title, and interest that Wynn possesses in the WYNN Mark in association with Resorts.

E.	Wynn and Holdings desire to supersede and replace herein their prior agreements with respect to, and to expressly set forth the terms and conditions of use of, the WYNN Mark to ensure that Holdings may successfully use such rights in association with (including to advertise and promote) the Company’s world-class destination Resorts.

Based upon the terms and conditions set forth herein, the parties agree as follows:

1.	Acknowledgement of Rights.

1.1 Company Name Rights. Wynn acknowledges that Holdings is the owner of the WYNN Mark in association with Resorts, and that Holdings has the exclusive right to use and/or license the use of the WYNN Mark as or as part of a company name, trademarks and service marks, and as a stock symbol for purposes of publicly traded stock of the Company.

1.2 Trademark and Service Mark Use and Registration Rights. Wynn hereby consents to Holdings’ filing for and obtaining state, federal, and foreign registrations in the WYNN Mark for use in association with the design, development, construction, and operation of Resorts throughout the world.

1.3 Additional Registration Rights. Wynn hereby acknowledges that Holdings has the right to use and register the WYNN Mark in conjunction with signs, logos, trade dress, prefix or suffix words, slogans, and phrases in association with the design, development, construction, and operation of Resorts throughout the world, together with the right to maintain and enforce such rights and registrations.

1.4 Scope of Rights. Holdings agrees that it shall grant licenses to the WYNN Mark solely to the Affiliates or for advertising, promoting, or marketing the Resorts (“Licensees”), provided that such licenses shall terminate automatically upon Holdings’ termination of this Agreement or, with respect to an Affiliate, if the Licensee ceases to be an Affiliate.

1.5 Retained Rights of Wynn. The parties acknowledge that Wynn retains rights in the WYNN Mark other than in association with Resorts. Wynn shall not use or register, nor grant other persons or entities rights to use or register, the WYNN Mark, or any variation or derivative thereof, in a manner that is confusingly similar to Holdings’ use and registration hereunder, or in a manner that is likely to negatively reflect upon such use or registration by Holdings.

1.6 Expansion of WYNN Marks by Holdings Into Other Business Areas. In the event that Holdings wishes to use the WYNN Marks other than in connection with a Resort business, Holdings may propose the terms of such use to Wynn who will engage in good faith negotiations with Holdings to enter a separate agreement covering such proposed use.

1.7 Holdings’ Right to Terminate. Holdings may at any time terminate this Agreement by providing Wynn written notice of its decision to cease and to not recommence use and licensing of the WYNN Mark. This Agreement shall also automatically terminate if Holdings ceases (without intent to resume) all use and licensing of the WYNN Mark, upon which occurrence Holdings shall assign all of its right, title, and interest in the WYNN Mark to Wynn.

2.	Term. The term of the rights granted or acknowledged herein shall be perpetual and shall survive Wynn.

3.	Consideration. Wynn acknowledges and agrees that the rights granted or acknowledged herein are paid in full, and that adequate consideration has been received by Wynn for the rights granted or acknowledged herein.

4.	Gaming Licenses. If (a) Holdings or any Licensee is denied or otherwise unable to obtain any necessary approval from any government regulating gaming authority (“Gaming Authorities”), or (b) any Gaming Authority prevails in any suit or proceeding against Holdings or any Licensee, and if the result of the foregoing clause (a) or (b) has or would have an adverse effect on Holdings or its Licensee (all of the foregoing such events, a “Denial”), Holdings or such Licensee shall cease use of the WYNN Mark in association with the Resort or other business activity that is subject to the Denial in the jurisdiction to which such Denial applies, promptly upon written notice by Wynn to Holdings; provided, however, that Holdings and the Licensee shall have no such obligation to cease such use if Wynn is primarily responsible for such Denial. Holdings and its Licensees shall promptly, and in all events within any time limit established by law, regulation, or such Gaming Authority, furnish each Gaming Authority any information rightfully requested by such Gaming Authority and shall otherwise reasonably cooperate with all Gaming Authorities. Holdings represents to Wynn that neither Holdings nor, to Holdings’ knowledge, any intended Licensee, is unwilling to file any necessary applications to obtain whatever approvals may be required of such persons or entities in connection with this Agreement. To Holdings’ knowledge, neither Holdings nor any intended Licensee has ever engaged in any conduct or practices that any of the foregoing persons or entities should reasonably believe would cause such person or entity to receive a Denial.

5.	Quality Control. In order to ensure that the public continues to associate the WYNN Mark with high quality services in the Resort industry, Holdings agrees to maintain and enforce quality control standards, as follows:

5.1 Creation of Standards. For so long as Wynn is CEO of the Company, he will have principal responsibility for overseeing the quality control standards for all Resorts which bear in its name or otherwise use as a principal brand the WYNN Mark (the “Quality Control Standards”).

5.2 Enforcement of Quality Standards. At such time that Wynn is not the CEO of the Company, Wynn shall have a right to reasonably object to Holdings regarding the Quality Control Standards if at any time such Quality Control Standards, to the extent applicable, are not at least equivalent to those Quality Control Standards maintained immediately prior to Wynn’s departure as CEO of the Company, subject to reasonable wear and tear to the Resorts following Wynn’s departure as CEO of the Company.

6.	Arbitration.

6.1 Arbitration of Disputes. All unresolved disputes, controversies, or claims arising out of or relating to this Agreement, or the breach, termination, or validity thereof (“Disputes”) shall be submitted to arbitration before a panel, composed of no less than three neutral and impartial individuals having no affiliation or association with Holdings, the Company, any Licensee, or any member of the Wynn family. One arbitrator shall be selected by Wynn and one arbitrator shall be selected by Holdings within thirty (30) days of receipt by respondent of the demand for arbitration and the two selected arbitrators shall select a third arbitrator within twenty (20) days of the appointment of the second arbitrator. The arbitration shall be held in Las Vegas, Nevada.

6.2 Arbitration Procedure. The three arbitrators shall review the Dispute, receive evidence, and issue a written decision and award indicating specifically what measures, if any, must be taken to comply with the arbitration panel’s decision. In rendering an award, the arbitrators shall follow the law of the State of Nevada and the provisions of this Agreement. The arbitrators may award injunctive relief, specific performance, and actual, direct damages with respect to the subject matter underlying the Dispute. The arbitrators may not award punitive, exemplary, consequential, or treble damages. The parties agree that the arbitration panel shall have authority to hire an individual, or expert, to monitor compliance with the arbitration panel’s directives to ensure that any required changes are implemented in accordance with the timetable set forth in the arbitration panel’s decision. The award shall be in writing and shall briefly state the findings of fact and conclusions of law on which it is based. The arbitration panel shall have the authority to award reasonable attorneys’ fees and costs to the prevailing party.

6.3 Governing Rules. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”). The parties shall not be obligated to choose an arbitrator from a AAA panel unless the two arbitrators selected pursuant to Section 6.1 have not selected the third arbitrator within twenty (20) days of the appointment of the second arbitrator, in which case such third arbitrator shall be appointed in accordance with the listing, ranking, and striking provisions of the Rules.

6.4 Enforcement. The arbitration panel’s decision shall be conclusive and binding in all instances and shall not be subject to appeal or judicial review, and may be entered and enforced by any court of competent jurisdiction.

7.

Notices: Any notice to be given pursuant to this Agreement by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested, or facsimile. Notice by mail shall be sent concurrently with any facsimile notice. Notices shall be addressed to the parties at the address specified below, but each party may change its address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; facsimile notices (with a concurrent mailing) shall be deemed communicated three (3) days after mailing.

To Wynn:

Stephen A. Wynn

1 Shadow Creek Drive

North Las Vegas, Nevada 89031

To Holdings:

Wynn Resorts Holdings, LLC

3145 Las Vegas Boulevard South

Las Vegas, Nevada 89109

(Copy to):

Wynn Resorts, Limited

3145 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Attention: Legal Department

8.	Miscellaneous.

8.1 Choice of Law. This Agreement shall be deemed to be made and shall be construed in accordance with the laws of the State of Nevada, without reference to its conflict of laws provisions.

8.2 Headings. The headings contained in this Agreement are for convenience of reference only and are not to be given any legal effect and shall not affect the meaning or interpretation of this Agreement.

8.3 Severability. If any portion of this Agreement is in conflict with any applicable federal or state law now in force or hereafter enacted, such provision shall become inoperative, but all other provisions of this Agreement shall remain in full force and effect.

8.4 Assignment. Holdings may assign or otherwise transfer this Agreement only to an Affiliate or to the successor of all or a substantial portion of the business of Holdings relating to this Agreement, and Wynn may assign or otherwise transfer this Agreement only to his heir(s) or other person or entity that succeeds to any rights that Wynn retains with respect to the WYNN Mark (which rights are expressly set forth herein), which successor(s) in either such case shall thereafter be deemed substituted for Holdings or Wynn, respectively, hereunder effective upon such assignment.

8.5 Construction. For purposes of construction of this Agreement, the language herein shall be deemed to be the language of all parties, and no party shall be deemed to be the drafting party.

8.6 Written Amendments. This Agreement may be amended only by written agreement, executed by both parties.

8.7 Entire Agreement. This Agreement constitutes the entire understanding between the parties, and supersedes and replaces any and all prior written and oral agreements. There are no other terms and conditions except those set forth herein. Wynn shall execute any documents reasonably requested by Holdings to secure, perfect, or confirm the rights of Holdings in the WYNN Mark.

In Witness Whereof, the parties have caused this Agreement to be duly executed as of the Effective Date.

WYNN:	HOLDINGS:

WYNN RESORT HOLDINGS, LLC
/s/ STEPHEN A. WYNN		By VALVINO LAMORE, LLC
Stephen A. Wynn		Its Sole Member
By WYNN RESORTS, LIMITED
Its Sole Member

	By	/s/ MARC SCHORR

	Its	C.O.O.